EXHIBIT 99.1

GENEVA RESOURCES

NEWS RELEASE

GENEVA RESOURCES INC. ANNOUNCES REVOCATION OF
CEASE TRADE ORDER

CARSON CITY, NV. - May. 31, 2010 - Geneva Resources, Inc. (“Geneva”) (OTC BB: GVRS) is very pleased to announce that the Cease Trade Order previously issued by the British Columbia Securities Commission has been revoked by the British Columbia Securities Commission and that effective the opening of trading on Monday May 31, 2010, trading in the shares of Geneva in the Province of British Columbia will resume.

The Cease Trade Order was originally issued as a result of the British Columbia Securities Commission having reviewed the technical and scientific disclosure issued by Geneva relating to its mineral exploration properties and having determined that the disclosure made by Geneva required Geneva to draft and file with the British Columbia Securities Commission a National Instrument 43-101 technical report on its Nigerian Property.  On May 19, 2010, Geneva issued a news release retracting its previous disclosure on the Nigerian properties, explaining its failure to file the technical report and updating and correcting its technical disclosure on its Vilcoro property in Peru.  In addition, by news release dated May 25, 2010, Geneva announced that it had settled the legal proceedings relating to the Vilcoro property.  Thus, Geneva has no further interest whatsoever in the Vilcoro property.

Geneva is actively searching for a mineral exploration or development property to acquire, either by option, purchase or otherwise.  To date, no agreement has been entered into.  Geneva will immediately issue a news release if any agreement is entered into.

About Geneva Resources, Inc.

Geneva Resources, Inc. is a mineral exploration company focusing on precious metals.

For further information see: www.genevaresourcesinc.com

Symbol: OTCBB – GVRS; Frankfurt/Berlin Symbol – R3M, WKN No.: A0MMCN; ISIN: US3722371073

Contact North America: Investor Relations
Tel. +1-775-348-9330

Contact Europe: Investor Relations
Tel.: +49-69-7593-8437

THIS NEWS RELEASE HAS BEEN PREPARED BY MANAGEMENT OF THE COMPANY WHO TAKES FULL RESPONSIBILITY FOR ITS CONTENTS. EACH OF THE NASD, THE SEC AND THE OTCBB NEITHER APPROVES NOR DISAPPROVES OF THE CONTENTS OF THIS NEWS RELEASE. THIS NEWS RELEASE SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE SECURITIES IN ANY JURISDICTION IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY SUCH JURISDICTION.

2533 N. CARSON STREET, SUITE 125, CARSON CITY, NEVADA 89706
T. 775-348-9330  F. 775-348-9332  INFO@GENEVARESOURCESINC.COM